PLATO Learning, Inc.
Q3 FY 2005 Pre Release Script
August 4, 2005

OPERATOR INTRODUCTION

Mike Morache

Thank you. Good afternoon. Thank you for joining us today for our conference call. With me today is Larry Betterley, PLATO’s Senior Vice President and Chief Financial Officer.

Before we begin, Larry will preface our remarks with a safe harbor statement. Larry.

LARRY BETTERLEY

Thanks Mike. This announcement includes forward-looking statements. We have based these statements on our current expectations and projections about future events. Although we believe our assumptions made in connection with the forward-looking statements are reasonable, no assurances can be given that the assumptions and expectations will prove to have been correct. These statements are subject to the risks and uncertainties as those described in the Company’s Annual report on Form 10-K for the year ended October 31, 2004. Actual results may differ materially from anticipated results.

The content of our call contains time-sensitive information that is accurate only as of today, August 4, 2005. PLATO Learning undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

This call is the property of PLATO Learning, Inc. Any re-distribution, or rebroadcast of this call in any form without the express written consent of PLATO Learning, Inc. is prohibited. Mike.

Mike Morache

Thanks Larry.

Earlier today we issued a press release that provided financial guidance regarding our third and fourth quarters of 2005. As stated in the press release, our third quarter revenue is expected to be $30 to $32 million, which is below our previous estimates, primarily due to lower than expected courseware orders. This will also result in a significant decrease in earnings for the quarter, due to the low variable costs associated with our courseware revenues, resulting in an expected net loss between $1.5 and $3.5 million.

We are still evaluating the causes of the third quarter decline and how it may affect future revenue, so it is pre-mature to provide specific future revenue guidance. We do anticipate revenue growth in the fourth quarter over third quarter, but feel it is prudent at this time to expect revenue to be below the fourth quarter 2004 level of $42.6 million. On a more positive note, our cash and marketable securities balance was about $39 million at quarter-end, which is up over $7 million from June 30, 2005. This strong cash position provides us with flexibility to survive short term setbacks like we experienced this quarter, while still pursuing our long term objectives.

As we have previously discussed, many changes have and are being implemented at PLATO Learning this year to position it for long term profitable growth. These changes are throughout the company, and include changes in our sales organization and the processes and procedures they use. Many of the sales changes were made in the first half of the year, but the learning process required to make them fully effective is still underway. This affected our ability to close enough orders for the quarter, even though the pipeline and forecast indicated sufficient business was available to meet our objectives.

We also had voluntary and involuntary turnover in the sales organization, much of which was driven by the changes. While most of these positions have been replaced, transition periods resulted that affected our third quarter orders as well. In addition, we experienced some deferral of orders due to funding delays by certain states to the school districts.

I’d now like to review some of the important changes made to the sales organization and processes in more detail.

-We restructured the sales organization to allocate more resources to quota carrying positions and eliminated two levels of management.
-We realigned the organization to better focus on specific markets. This is an ongoing process as we continue to assess the market dynamics and the strengths of our products.
-We implemented new modules in our PeopleSoft business system for order management, pipeline and customer management, and forecasting.
-We implemented tighter procedures for the selling process, including well defined pricing authority, and a requirement for receipt of a purchase order before sales are recognized, and
-We repackaged and rationalized the pricing of our product offerings.

These initiatives are significant and can have a negative affect on sales in the near term, but they are absolutely necessary to achieve success in the long-term.

In summary, in many ways PLATO is in a turnaround situation this year, with improvements needed to many of our business functions to create the structure necessary to drive sustainable, profitable growth in the future. The breadth, quality and brand recognition of PLATO’s product offerings are without parallel. I am convinced that, once the business structure and processes of the company are in place and operating efficiently, we will be very successful in this market.

Before answering your questions, I would like to remind you that the financial estimates we provided today are preliminary. We are still completing our regular quarterly closing and analysis procedures, and review by the Company’s independent auditors. Therefore, further financial information is limited at this time and actual results could vary from current estimates. Additional guidance and details will be provided during the conference call on third quarter results, currently scheduled for September 1, 2005.

That concludes my formal remarks. We will now answer any questions you may have.

Q&A

Closing remarks.

Thank you again for joining us today. We appreciate your continued support as we develop and grow the business to achieve its potential value.